FARM CEO Appointment Release

Farmer Brothers Appoints Deverl Maserang as President and Chief Executive Officer

NORTHLAKE, Texas, September 10, 2019 -- Farmer Bros. Co. (NASDAQ:FARM) (the “Company”) today announced the appointment of Deverl Maserang as President, Chief Executive Officer, and a member of the Company’s Board of Directors, effective September 13, 2019. Mr. Maserang succeeds Chris Mottern, who has served as interim Chief Executive Officer since May 2019. Mr. Mottern will work closely with Mr. Maserang to ensure a smooth transition of responsibilities and will remain a member of the Board.

Mr. Maserang brings to Farmer Brothers more than 30 years of leadership in turnarounds and global supply-chain transformations, along with deep experience in the food and beverage industry. He most recently served as President and CEO of Earthbound Farm Organic, where he led the company to deliver record operational execution metrics and reestablished the brand with a dynamic innovation pipeline while launching over 100 products. Prior to that, Mr. Maserang held multiple senior positions at food and beverage companies including Starbucks, Chiquita Brands and Pepsi Bottling Group.

“On behalf of the Board, I am pleased to welcome Deverl to Farmer Brothers at this important time for our company and industry, said Randy Clark, Chairman of the Board. “Deverl is a highly accomplished executive with a proven track record of success in business turnarounds and operational excellence, especially in the food and beverage industry. I am confident that under his leadership and with the recent momentum of change at all levels of the Company that we are well positioned to make even greater operational improvements across our organization.”

“I am honored to join Farmer Brothers at a time of great opportunity for the Company,” said Mr. Maserang. “I am confident that Farmer Brothers has the right capabilities and a strong platform to be a competitive player in the market. I look forward to working closely with the Board and the rest of the Company’s management team to continue providing our valued customers the best products and services while we focus on delivering improved results and enhancing shareholder value.”

“It has been a privilege to serve as the Company’s Interim CEO and work with Farmer Brothers’ team of talented employees,” said Chris Mottern, Interim CEO. “I look forward to working with Deverl in my capacity as a member of the Board as the Company continues to build on its foundation for future growth and success.”

Fourth Quarter and Fiscal Year 2019 Financial Results

In a separate release, the Company disclosed its financial results for its fourth quarter and fiscal year ended June 30, 2019. The Company will host an audio-only investor conference call webcast today, September 10, 2019, at 5:00 p.m. Eastern time (4:00 p.m. Central time) to review its financial results.

About Farmer Bros. Co.
Founded in 1912, Farmer Bros. Co. is a national coffee roaster, wholesaler, and distributor of coffee, tea, and culinary products. The Company's product lines include organic, Direct Trade and sustainably-produced coffee. With a robust line of coffee, hot and iced teas, cappuccino mixes, spices, and baking/biscuit mixes, the Company delivers extensive beverage planning services and culinary products to its U.S. based customers. The Company serves a wide variety of customers, from small independent restaurants and foodservice operators to large institutional buyers like restaurant and convenience store chains, hotels, casinos, healthcare facilities, and gourmet coffee houses, as well as grocery chains with private brand coffee and consumer-facing branded coffee and tea products, and foodservice distributors.

Headquartered in Northlake, Texas. The Company's primary brands include Farmer Brothers®, Artisan Collection by Farmer Brothers™, Superior®, Metropolitan™, China Mist® and Boyds®.

Contacts

Investor:
Joele Frank, Wilkinson Brimmer Katcher
Leigh Parrish, 212-355-4449